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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   CGLH Partners I LP(1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Lehman Brothers Holdings Inc.
   745 Seventh Avenue
--------------------------------------------------------------------------------
                                    (Street)

   New York              NY                     10019
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name AND Ticker or Trading Symbol

   Interstate Hotels & Resorts, Inc. (IHR)
================================================================================
3. IRS or Social Security Number of Reporting Person (voluntary)


================================================================================
4. Statement for Month/Day/Year

   August 1, 2002
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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================================================================================
7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                         2A.        3.           Disposed of (D)                 Owned Follow-  Form:     7.
                                         Deemed     Transaction  (Instr. 3, 4 and 5)             ing Reported   Direct    Nature of
                              2.         Execution  Code         ------------------------------- Transac-       (D) or    Indirect
1.                            Transac-   Date, if   (Instr. 8)                   (A)             tions(s)       Indirect  Beneficial
Title of Security             tion Date  any        ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy) (mm/dd/yy)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
                                                                                                          9.
                                                                                                          Number
                                                                                                          of        10.
                                                                                                          Deriva-   Owner-
                                                                                                          tive      ship
             2.                                                                                           Securi-   Form of
             Conver-                           5.                              7.                         ties      Deriv-   11.
             sion                              Number of                       Title and Amount           Bene-     ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       ficially  Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    Owned     ity:     In-
             cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Follow-   Direct   direct
             Price    Trans-  tion    action   or Disposed   Expiration Date   ----------------  Deriv-   ing Re-   (D) or   Bene-
1.           of       action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    ported    In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Transac-  direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      tion(s)   (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Director's
Stock Option
(right to                                                                      Common
buy)         $3.25    8/01/02  A      V         7,500        (2)      8/1/2012 Stock     7,500            7,500     I        (3)
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Director's
Stock Option
(right to                                                                      Common
buy)         $3.25    8/01/02  A      V         7,500        (2)      8/1/2012 Stock     7,500            7,500     I        (4)
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Director's
Stock Option
(right to                                                                      Common
buy)         $3.25    8/01/02  A      V         7,500        (2)      8/1/2012 Stock     7,500            7,500     (5)      (5)
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Director's
Stock Option
(right to                                                                      Common
buy)         $3.25    8/01/02  A      V         7,500        (2)      8/1/2012 Stock     7,500            7,500     (6)      (6)
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

Explanation of Responses:

(1) Filed by CGLH Partners I LP as Designated Filer. Please see attached Joint Filer Information.

(2) The options vest with respect to 1/3 of the shares covered on each of the first, second and third anniversaries of the grant date.

(3) Represents options to purchase shares of the Issuer's Common Stock granted to Mr. Joseph J. Flannery as a Director of the Issuer as disclosed on a Form 4 filed on or about the date hereof by Mr. Flannery. Mr. Flannery is a Managing Director of Lehman Brothers Inc. ("LBI"), which is a wholly-owned subsidiary of Reporting Person Lehman Brothers Holdings Inc. ("LBHI"). Pursuant to Mr. Flannery's employment with LBI, LB Interstate LP LLC, a wholly-owned subsidiary of LBHI, is the beneficial owner of the options granted to Mr. Flannery reported herein. The Reporting Persons disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein, if any.

(4) Represents options to purchase shares of the Issuer's Common Stock granted to Mr. Raymond C. Mikulich as a Director of the Issuer as disclosed on a Form 4 filed on or about the date hereof by Mr. Mikulich. Mr. Mikulich is a Managing Director of Lehman Brothers Inc. ("LBI"), which is a wholly-owned subsidiary of Reporting Person Lehman Brothers Holdings Inc. ("LBHI"). Pursuant to Mr. Mikulich's employment with LBI, LB Interstate LP LLC, a wholly-owned subsidiary of LBHI, is the beneficial owner of the options granted to Mr. Mikulich reported herein. The Reporting Persons disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein, if any.

(5) Represents options to purchase shares of the Issuer's Common Stock granted to Mr. Karim Alibhai as a Director of the Issuer, as disclosed on a Form 4 filed by Mr. Alibhai on or about September 3, 2002. The Reporting Persons disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein, if any.

(6) Represents options to purchase shares of the Issuer's Common Stock granted to Mr. Sherwood M. Weiser as a Director of the Issuer, as disclosed on a Form 4 filed by Mr. Weiser on or about September 3, 2002. The Reporting Persons disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein, if any.






 /s/ Joseph J. Flannery                                      9/9/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
           Joseph J. Flannery
As Authorized Signatory of CGLH Partners I LP


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                          JOINT FILER INFORMATION

Each of the following joint filers has designated CGLH Partners I LP as the "Designated Filer" for purposes of Item 1 of the attached Form 3:

    (1)   CGLH Partners II LP
          745 Seventh Avenue, New York, NY 10019

    (2)   LB Interstate GP LLC
          745 Seventh Avenue, New York, NY 10019

    (3)   LB Interstate LP LLC
          745 Seventh Avenue, New York, NY 10019

    (4)   PAMI LLC
          745 Seventh Avenue, New York, NY 10019

    (5)   Property Asset Management Inc.
          745 Seventh Avenue, New York, NY 10019

    (6)   Lehman ALI Inc.
          745 Seventh Avenue, New York, NY 10019

    (7)   Lehman Brothers Holdings Inc.
          745 Seventh Avenue, New York, NY 10019

    (8)   MK/CG GP LLC
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (9)   MK/CG LP LLC
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (10)  CG Interstate Associates LLC
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (11)  Continental Gencom Holdings, LLC
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (12)  DEL-IHC, LLC
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (13)  Donald E. Lefton
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (14)  SMW-IHC, LLC
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (15)  Sherwood M. Weiser
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (16)  Karim Alibhai
          3250 Mary Street, Suite 500, Miami, Florida 33133

    (17)  KFP Interstate Associates, LLC
          545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062

    (18)  KFP Interstate, LLC
          545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062

    (19)  KFP Holdings, Ltd
          545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062

    (20)  Grosvenor, LC
          545 E. John Carpenter Freeway, Suite 1400, Irving, Texas 75062

    (21)  Quadrangle Trust Company (BVI) Limited
          PO Box 438, Tropic Isle Building, Wickshams Cay 1,
          Roadtown, Tortola, British Virgin Islands

Issuer & Ticker Symbol:             Interstate Hotels & Resorts, Inc. (IHR)
Date of Event:                      8/1/2002

Signature:                          /s/ Joseph J. Flannery
                                    --------------------------------

                                    Name: Joseph J. Flannery

                                    Title:  Authorized Signatory for each of
                                            CGLH Partners II LP;
                                            LB Interstate GP LLC;
                                            LB Interstate LP LLC;
                                            PAMI LLC;
                                            Property Asset Management Inc.;
                                            Lehman ALI Inc. and
                                            Lehman Brothers Holdings Inc.


Signature:                          /s/ Donald E. Lefton
                                    --------------------------------
                                    Name: Donald E Lefton

                                    Title:  Individually, and as Authorized
                                            Signatory for each of:
                                            MK/CG GP LLC;
                                            MK/CG LP LLC;
                                            CG Interstate Associates LLC; and
                                            Continental Gencom Holdings, LLC.
                                            DEL-IHC, LLC



Signature:                          /s/ Sherwood M. Weiser
                                    -----------------------------------
                                    Name: Sherwood M. Weiser

                                    Title:  Individually, and as Authorized
                                            Signatory for SMW-IHC, LLC.



Signature:                          /s/ Karim Alibhai
                                    -----------------------------------
                                    Name: Karim Alibhai


Signature:                          /s/ Jaffer Khimji
                                    --------------------------------
                                    Name: Jaffer Khimji

                                    Title:  Authorized Signatory for each of:
                                            KFP Interstate Associates, LLC;
                                            KFP Interstate, LLC;
                                            KFP Holdings, Ltd; and
                                            Grosvenor, LC.


Signature:                          /s/ Nicholas Lane
                                    --------------------------------
                                    Name: Nicholas Lane

                                    Title: Director, Quadrangle Trust Company
                                           (BVI) Limited